Exhibit 99.2

FEATHER RIVER BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 24, 2021

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FEATHER RIVER BANCORP, INC. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY USING THE ENCLOSED ENVELOPE TO:

Feather River Bancorp, Inc.

Attn: Corporate Secretary

1280 Bridge Street

Yuba City, California 95991

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), each dated May 24, 2021, regarding the Special Meeting of Shareholders of Feather River Bancorp, Inc. (“Feather River”), and any adjournments or postponements thereof, to be held on June 24, 2021 at 6:00 p.m. at the main office of Feather River’s banking subsidiary, Bank of Feather River, located at 1280 Bridge Street, Yuba City, California 95991.

The undersigned hereby revokes all prior proxies and hereby appoints each of Julie Morehead and Dennis Hinz, severally, as proxy of the undersigned to represent the undersigned and to vote all shares of common stock of Feather River Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed and returned but no direction is given, this proxy will be voted: (i) “FOR” approval of the Merger Proposal (as defined below), (ii) “FOR” approval of the Adjournment Proposal (as defined below), and (iii) in the discretion of the proxy holders on any other matter that may properly come before the Special Meeting. If you vote to “ABSTAIN” regarding the Merger Proposal or Adjournment Proposal, it will have the same effect as an “AGAINST” vote with respect to the Merger Proposal and the Adjournment Proposal.

You may revoke this proxy at any time prior to the vote of the shareholders at the Special Meeting.

The Board of Directors of Feather River recommends a vote “FOR” the proposal Merger Proposal and a vote “FOR” the Adjournment Proposal.

1. To approve the Agreement and Plan of Merger and Reorganization (the “Merger Agreement), dated as of March 10, 2021, by and between Plumas Bancorp and Feather River, pursuant to which Feather River will merge with and into Plumas with Plumas surviving the merger (the “Merger Proposal”). A copy of the Merger Agreement is included in the Proxy Statement/Prospectus as Appendix A.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2. To adjourn or postpone Feather River’s Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Special Meeting and any adjournments or postponements thereof.

Please date this proxy and sign exactly as your name or names appear on your stock certificate(s). If stock is held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and others signing in a representative capacity, please give your full titles. If the shareholder is an individual, the shareholder or the shareholder's authorized representative shall date and sign the signature block directly below.

Dated: ____________, 2021
Signature

Printed Name

Signature (if held jointly)

Printed Name (if held jointly)

If the shareholder is an entity (such as a trust, corporation, partnership, individual retirement account, or limited liability company), a duly authorized person on behalf of the shareholder shall date and sign the signature block directly below.

Dated: ____________, 2021
Legal Name of Entity

By:

Name:

Title:

Shareholder Name:______________________________

Number of shares entitled to vote:__________________